Filed pursuant to Rule 424(b)(3)

Registration No. 333-262147

PROSPECTUS SUPPLEMENT No. 42

(to Prospectus dated January 24, 2022)

PARKERVISION, INC.

1,578,946 Shares of Common Stock

This Prospectus Supplement relates to the prospectus dated January 24, 2022, as amended and supplemented from time to time (the “Prospectus”), which permits the resale by the selling stockholder listed in the Prospectus of up to 1,578,946 shares of our common stock, par value $0.01 per share (“Common Stock”) consisting of an aggregate of 1,052,631 shares of Common Stock and 526,315 shares of Common Stock underlying warrants (“Warrants”) issued pursuant to a securities purchase agreement dated December 14, 2021.

We will not receive proceeds from the sale of the shares of Common Stock by the selling stockholder. To the extent the Warrants are exercised for cash, we will receive up to an aggregate of $526,315 in gross proceeds.  We expect to use the proceeds received from the exercise of the Warrants, if any, for general working capital purposes, including payment of litigation expenses.

This Prospectus Supplement is being filed to update and supplement the information previously included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 16, 2025.  Accordingly, we have attached the 8-K to this prospectus supplement.  You should read this prospectus supplement together with the prospectus, which is to be delivered with this prospectus supplement.

Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.  Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

Our Common Stock is listed on the OTCQB Venture Capital Market under the ticker symbol “PRKR.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined whether this Prospectus or Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 16, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 10, 2025

PARKERVISION, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	000-22904	59-2971472
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4446-1A Hendricks Avenue Suite 354, Jacksonville, Florida	32207
(Address of Principal Executive Offices)	(Zip Code)

(904) 732-6100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of Amendment to 2019 Long-Term Incentive Plan to Increase Share Reserve

On June 10, 2025, the Board of Directors ("Board") of ParkerVision, Inc. (the "Company") approved an amendment to the Company's 2019 Long-Term Incentive Plan (the "2019 Plan") to increase the number of shares of the Company's common stock reserved for issuance under the 2019 Plan from 30 million shares to 45 million shares.  The amendment was adopted to ensure that the Company has a sufficient number of shares available for future equity-based awards.

No awards were granted to executive officers or directors in connection with the approval of this amendment.

A copy of the 2019 Plan, as amended effective June 10, 2025, reflecting the increased share reserve, is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description
10.1	2019 Long-Term Incentive Plan, as amended effective June 10, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 16, 2025
PARKERVISION, INC.

By /s/ Cynthia French
Cynthia French
Chief Financial Officer